Exhibit 99.1

October 30, 2019 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2019

NORTH LIBERTY, IOWA - October 30, 2019 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2019.

Three months ended September 30, 2019:

•	Net Income of $20.5 million, a 7.6% increase from quarter ended September 30, 2018, and Basic Earnings per Share of $0.25,

•	Operating Revenue of $147.9 million, and sequential quarterly revenue increases during 2019,

•	Operating Income of $26.7 million, a 6.4% increase from September 30, 2018,

•	Operating Ratio of 81.9% and 79.4% Non-GAAP Adjusted Operating Ratio(1),

•	Cash Balance of $111.9 million and Stockholders' Equity of $673.1 million.

Nine months ended September 30, 2019:

•	Net Income of $60.2 million, a 19.8% increase from nine months ended September 30, 2018, and Basic Earnings per Share of $0.73,

•	Operating Revenue of $429.6 million,

•	Operating Income of $76.6 million, a 27.2% increase from September 30, 2018,

•	Operating Ratio of 82.2% and 79.6% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "We are excited to report our results for the three and nine months ended September 30, 2019. Our operating results showed strength in terms of profit and overall operating efficiency, as well as delivering sequential revenue growth over the three consecutive quarters of 2019 - $139.5 million, $142.1 million, and $147.9 million, respectively. We are also proud of our acquisition of Millis Transfer and our combined operations which began on August 26, 2019. We reported $111.9 million of cash on hand following payments of $62.1 million to complete the acquisition and $39.9 million to pay down a significant amount of the acquired revenue equipment debt. Subsequent to the quarter end, we also paid off an additional $32.0 million of acquired debt and expect to have the remaining debt balance paid off in full by the end of 2019.

Our operating ratio delivered was an 81.9% during the third quarter of 2019 and our operating ratio for the nine months ended September 30, 2019 was 82.2%. Both operating ratios were improvements compared to the results for the three and nine months ended September 30, 2018 of 83.4% and 87.0%, respectively. Our net income grew from $19.1 million during the third quarter of 2018 to $20.5 million in 2019, a 7.6% increase during a more challenging freight environment in 2019 as compared to the same period in 2018. During periods of softer freight demand, we stay focused on freight rate discipline and worked to prepare our organization internally for an expected stronger freight environment ahead. Specifically, we continue to refresh our fleet of revenue equipment and our terminal locations to focus on providing updated facilities and comforts for our drivers away from home. Given our continued focus on other technology enhancements and applications for our drivers and our operations, we believe we are prepared for regulatory changes such as the Electronic Logging Device mandate. We are pleased with our drivers, our team that supports our drivers, and our financial results for the third quarter of 2019."

Financial Results

Heartland Express ended the third quarter of 2019 with net income of $20.5 million, compared to $19.1 million in the third quarter of 2018, an increase of $1.4 million (7.6%). Basic earnings per share were $0.25 during the quarter, compared to $0.23 basic earnings per share in the third quarter of 2018. Operating revenues were $147.9 million, compared to $151.3 million in the third quarter of 2018, a decrease of $3.4 million, (2.2%). Operating revenues for the quarter included fuel surcharge revenues of $18.4 million, compared to $21.4 million in the same period of 2018, a $3.0 million decrease. Operating revenues decreased 0.3%, excluding the impact of fuel surcharge revenues(1), but increased sequentially to the first and second quarters of 2019. Operating income for the three month period ended September 30, 2019 increased $1.6 million primarily due to $5.4 million more gains on disposal of property and equipment partially offset by Millis Transfer acquisition impacts as compared to the same three month period in 2018. The Company posted an operating ratio of 81.9%, non-GAAP adjusted operating ratio(1) of 79.4%, and a 13.9% net margin (net income as a percentage of operating revenues) in the third quarter of 2019 compared to 83.4%, 80.7%, and 12.6%, respectively, in the third quarter of 2018.

For the nine month period ended September 30, 2019, the Company recorded net income of $60.2 million, compared to $50.2 million in the same period of 2018, a 19.8% increase. Basic earnings per share were $0.73 compared to $0.61 earnings per share in the same period of 2018. Operating revenues were $429.6 million, compared to $463.8 million in the same period of 2018. Operating revenues included fuel surcharge revenues of $53.5 million, compared to $65.3 million in the same period of 2018, an $11.8 million decrease. Operating revenues excluding fuel surcharge revenue(1) decreased 5.6%. Operating income for the nine month period increased $16.4 million mainly as a result of decreased operating costs and $8.6 million more gains on disposal of property and equipment. The Company posted an operating ratio of 82.2%, non-GAAP adjusted operating ratio(1) of 79.6%, and a 14.0% net margin (net income as a percentage of operating revenues) in the nine months ended September 30, 2019 compared to 87.0%, 84.9% and 10.8%, respectively, in the 2018 period.

Balance Sheet, Liquidity, and Capital Expenditures

At September 30, 2019, the Company had $111.9 million in cash balances and no borrowings under the Company's unsecured line of credit. As a result of the Millis Transfer acquisition, $53.5 million in revenue equipment related debt remained following $39.9 million of payments made between the acquisition date and September 30, 2019. Subsequent to September 30, 2019, the Company paid down an additional $32.0 million and expects to pay off the remaining $21.5 million by December 31, 2019. The Company had $88.7 million in available borrowing capacity on the line of credit at September 30, 2019 after consideration of $11.3 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $949.0 million and stockholders' equity of $673.1 million.

Net cash flows from operations for the nine months of 2019 were $109.4 million, 25.5% of operating revenue. The primary use of net cash generated from operations during the nine month period ended September 30, 2019 was $62.1 million paid at closing for the acquisition of Millis Transfer, $54.2 million for net equipment transactions, $39.9 million for the retirement of Millis Transfer debt acquired, and $4.9 million for dividends. The average age of the Company's tractor fleet was 1.7 years as of September 30, 2019 compared to 1.3 years at September 30, 2018. The average age of the Company's trailer fleet was 3.5 years at September 30, 2019 compared to 4.2 years at September 30, 2018. The Company currently anticipates a total of approximately $35 to $45 million in net capital expenditures for the remainder of calendar year 2019. The Company ended the past twelve months with a return on total assets of 9.6% and a 12.8% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during each quarterly period for a total of $0.06 per share for the nine months ended September 30, 2019. The Company has now paid cumulative cash dividends of $482.2 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty-five consecutive quarters since 2003.

During the three and nine months ended September 30, 2019, the Company purchased no shares of our common stock but purchased 1.4 million shares of our common stock for $25.1 million during the nine months ended September 30, 2018. Our outstanding shares at September 30, 2019 were 82.0 million shares. A total of 6.1 million shares of common stock have been repurchased for $113.8 million over the past five years. The Company has the ability to repurchase an additional 6.9 million shares under the current authorization which would result in 75.2 million outstanding shares if fully executed.

Other Information

During the third quarter of 2019, we continued to deliver award-winning service and safety to our customers and continued our commitment to the environment and efficient operations as evidenced by the following awards received:

•	US EPA SmartWay Excellence Award (our fifth award in the last seven years)

•	Logistics Management Quest for Quality Award (our sixteenth award in the last seventeen years)

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to future dividends and stock repurchases, if any, operational improvements, progress toward our goals, our ability to pay off acquired debt, future freight environment, our preparation for regulatory changes, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600)

Mike Gerdin, Chief Executive Officer
Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
OPERATING REVENUE	$147,908	$151,279	$429,589	$463,800

OPERATING EXPENSES:
Salaries, wages, and benefits	$60,909	$55,126	$168,137	$174,694
Rent and purchased transportation	1,936	4,067	6,216	15,652
Fuel	25,211	27,460	71,730	85,340
Operations and maintenance	6,260	6,469	17,730	20,970
Operating taxes and licenses	3,416	3,938	10,808	12,039
Insurance and claims	3,256	4,407	12,030	12,862
Communications and utilities	1,211	1,416	3,538	4,852
Depreciation and amortization	25,572	25,133	70,414	75,490
Other operating expenses	5,993	5,287	16,351	17,083
Gain on disposal of property and equipment	(12,595)	(7,156)	(23,978)	(15,410)

	121,169	126,147	352,976	403,572

Operating income	26,739	25,132	76,613	60,228

Interest income	1,128	586	3,502	1,351
Interest expense	(452)	—	(452)	—

Income before income taxes	27,415	25,718	79,663	61,579

Federal and state income taxes	6,914	6,662	19,483	11,342

Net income	$20,501	$19,056	$60,180	$50,237

Earnings per share
Basic	$0.25	$0.23	$0.73	$0.61
Diluted	$0.25	$0.23	$0.73	$0.61

Weighted average shares outstanding
Basic	81,992	81,965	81,965	82,530
Diluted	82,040	81,992	82,008	82,564

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2019	2018
CURRENT ASSETS
Cash and cash equivalents	$111,934	$161,448
Trade receivables, net	60,645	48,955
Prepaid tires	10,441	9,378
Other current assets	15,353	12,551
Income tax receivable	—	170
Total current assets	198,373	232,502

PROPERTY AND EQUIPMENT	737,628	603,670
Less accumulated depreciation	203,971	200,550
	533,657	403,120
GOODWILL AND OTHER INTANGIBLES, NET	192,907	146,904
DEFERRED INCOME TAXES, NET	5,743	4,535
OTHER ASSETS	18,363	19,152
	$949,043	$806,213
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$16,277	$10,552
Compensation and benefits	24,357	22,558
Insurance accruals	21,441	22,130
Current portion of long-term debt	14,275	—
Other accruals	9,521	9,449
Income taxes payable	923	—
Total current liabilities	86,794	64,689
LONG-TERM LIABILITIES
Income taxes payable	5,745	5,577
Long-term debt	39,186	—
Deferred income taxes, net	95,153	71,041
Insurance accruals less current portion	49,030	48,934
Total long-term liabilities	189,114	125,552
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2019 and 2018; outstanding 82,016 in 2019 and 81,930 in 2018, respectively	907	907
Additional paid-in capital	3,945	3,454
Retained earnings	815,520	760,262
Treasury stock, at cost; 8,673 in 2019 and 8,759 in 2018, respectively	(147,237)	(148,651)
	673,135	615,972
	$949,043	$806,213

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$147,908	$151,279	$429,589	$463,800
Less: Fuel surcharge revenue	18,372	21,371	53,483	65,308
Operating revenue, excluding fuel surcharge revenue	129,536	129,908	376,106	398,492

Operating expenses	121,169	126,147	352,976	403,572
Less: Fuel surcharge revenue	18,372	21,371	53,483	65,308
Adjusted operating expenses	102,797	104,776	299,493	338,264

Operating income	$26,739	$25,132	$76,613	$60,228
Operating ratio	81.9%	83.4%	82.2%	87.0%
Adjusted operating ratio	79.4%	80.7%	79.6%	84.9%

(a) Operating revenue excluding fuel surcharge revenue and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.